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                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, made and entered into on September 15, 2003, by and between Kmart Management Corporation, a Michigan corporation (together with its successors and assigns permitted under this Agreement, the "Company"), and Bruce Johnson (the "Executive").

         WHEREAS, the Company desires that the Executive become employed by the Company and provide services to the Company and Holding Corp. (as hereinafter defined), in the best interest of the Company and its affiliates and constituencies;

         WHEREAS, the Executive desires to be employed by the Company as provided herein; and

         WHEREAS, the Executive and the Company desire to enter into this Agreement to set forth the terms and conditions of the Executive's services with the Company;

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a "Party" and together the "Parties") agree as follows:

                  1. Definitions. The following definitions shall apply to this Agreement in its entirety.

                           (a) "Base Salary" shall mean the salary granted to
the Executive pursuant to Section 4.

                           (b) "Board" shall mean the Board of Directors of the
Company.

                           (c) "Cause" shall mean (i) the Executive is convicted
of a felony involving moral turpitude or any other felony (other than motor vehicle related) and, in the case of such other felony, the Executive is unable to show that he (A) acted in good faith and in a manner he reasonably believed to be in the best interests of the Company and its affiliates and (B) had no reasonable cause to believe his conduct was unlawful; or (ii) the Executive engages in conduct that constitutes willful gross neglect or willful misconduct in carrying out his duties under this Agreement, resulting, in either case, in material harm to the Company or its affiliates, unless the Executive believed in good faith that such act or nonact was in, or was not opposed to, the best interests of the Company and its affiliates.

                           (d) "Committee" shall mean the Compensation and
Incentives Committee of the Holding Corp. Board or any other committee of the Holding Corp. Board performing similar functions.

                           (e) "Constructive Termination" by the Executive shall
mean termination, during the Term of Employment, based on the occurrence without the Executive's express written consent of any of the following: (i) a material diminution or adverse change in the Executive's responsibilities, duties,

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authorities or any reduction in title or change in reporting relationship such that Executive reports to anyone other than the Chief Executive Officer, other than for Cause or Disability; (ii) a reduction in the Executive's Base Salary or Target Bonus (as defined in Section 6) other than for Cause or Disability and other than as part of an across-the-board salary reduction generally imposed on executives of the Company; (iii) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company on or prior to a merger, consolidation, sale or similar transaction; or (iv) the relocation of the current headquarters of the Company that would require the relocation of the Executive during the first two years of his employment. The Executive shall further be required to comply with the provisions of Section 10(d)(i) of this Agreement with respect to a Constructive Termination.

                           (f) "Disability" shall mean the Executive's
inability, with or without a reasonable accommodation, to substantially perform his duties and responsibilities under this Agreement by reason of any physical or mental incapacity for a period of 180 consecutive days.

                           (g) "Effective Date" shall mean the date on which the
Executive first reports to the Company's headquarters to commence employment with the Company. The Executive will use his best efforts to commence employment with the Company as soon as possible, and will commence employment with the Company by October 15, 2003.

                           (h) "Holding Corp." shall mean Kmart Holding
Corporation, a Delaware corporation and the Company's parent corporation.

                           (i) "Holding Corp. Board" shall mean the board of
directors of Holding Corp.

                  2. Term of Employment. Subject to Holding Corp. Board approval as set forth in Section 18 and subject to termination pursuant to Section 10, the Company shall employ the Executive, and the Executive hereby accepts such employment, for the period commencing on the Effective Date and ending on the third anniversary thereof (the "Term of Employment"); provided, however, that the Term of Employment shall be automatically extended for additional one-year periods on each subsequent annual anniversary of the Effective Date, unless written notice of non-extension is provided by either Party to the other Party at least 60 days prior to any such anniversary.

                  3. Position, Duties and Responsibilities.

                           (a) During the Term of Employment, the Executive
shall be employed by the Company and shall serve as Senior Vice President, Supply Chain and Operations (or such other position or positions as may be agreed upon in writing by the Executive and Holding Corp. and/or the Company, as applicable). The Executive shall have all authority commensurate with the position of Senior Vice President, Supply Chain and Operations, subject to the direction of the Holding Corp. Board, the Board and/or the Chief Executive Officer ("CEO") of the Company. The Executive shall report directly to the CEO. The Executive shall devote substantially all of his business time, attention and skill to the performance of such duties and responsibilities, and shall use his best efforts to promote the interests of the Company and its affiliates. The Executive shall not, without the prior written approval of the Holding Corp. Board, engage in any other business activity which is in violation of policies established from time to time by the Company or its affiliates.

                           (b) Anything herein to the contrary notwithstanding,
nothing shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations (subject to the reasonable approval of the Holding Corp. Board), (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities as an executive officer of Holding Corp. and the Company.

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                           (c) The Executive shall perform his services
hereunder primarily at the Company's headquarters. To that end, the Company shall provide the Executive with office space and staff at its headquarters that are commensurate with his duties hereunder.

                  4. Base Salary. During the Term of Employment, the Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, in the amount of $650,000. The Base Salary shall be reviewed no less frequently than annually for increase in the discretion of the Holding Corp. Board and/or the Committee. The Base Salary, including any increase, shall not be decreased during the Term of Employment.

                  5. Restricted Stock Equity -Grant. As an inducement material to the Executive's agreement to enter into employment with the Company, and subject to the approval of the Committee comprised of a majority of independent directors or a majority of the Holding Corp.'s independent directors, within 14 days after the Effective Date, the Executive shall receive a grant of restricted Holding Corp. stock having a fair market value of $500,000 on the date of grant (the "Restricted Stock") which Restricted Stock may not be sold, pledged or otherwise transferred until the Restricted Stock becomes vested, in accordance with the provisions of this Section 5. The Restricted Stock shall vest as to one-third (1/3) of such grant at 12:01 a.m. on the date after the end of fiscal year 2004, as to an additional one-third (1/3) of such grant at 12:01 a.m. on the date after the end of fiscal year 2005, and as to the final one-third (1/3) of such grant at 12:01 a.m. on the date after the end of fiscal year 2006, conditioned upon the Executive's continued employment with the Company as of each vesting date. Notwithstanding the foregoing, the interest of the Executive in the Restricted Stock shall vest as to 100% of the grant in the event the Executive's employment is terminated (i) by the Company without Cause (other than due to Disability or death), (ii) by reason of a Constructive Termination, or (iii) upon expiration of the Term of Employment following the Company's having given a notice of non-extension of the Term of Employment.

                  6. Annual Incentive Awards. During the Term of Employment, the Executive shall be eligible for an annual target bonus ("Target Bonus") of 75% of his then-current Base Salary under the annual cash-based incentive program of the Company (or its affiliate, if applicable) payable if the performance goals thereunder for the relevant fiscal year are met. Payment of the annual bonus shall be made at the same time that other senior-level executives receive their incentive awards. The actual bonus, if any, earned by the Executive for fiscal year 2003 shall be subject to pro-ration by reason of the Executive's not having been employed by the Company for the entire fiscal year.

                  7. Long-Term Incentive Programs. The Executive shall participate in such long-term cash- and/or equity-based incentive programs as the senior executives of the Company participate from time to time. The Parties understand that, as of the effective date of this Agreement, a long-term cash- and/or equity-based incentive program is not in existence for the senior executives of the Company. The Parties anticipate that if implemented, a new long-term incentive program will be implemented each year and that such programs, if implemented, will provide for the payment (in common stock and/or cash) of an amount equal to the average annual salary and target bonuses paid to the Executive during the three-year plan period, payable at the conclusion of fiscal year 2006 (February 2007), if the Company meets or exceeds its cumulative EBITDA target for that three-year period. The Parties also anticipate that if implemented, the new long-term incentive program will provide that in the event the Executive's employment is terminated (i) by the Company without Cause (other than due to Disability or death), (ii) by reason of a Constructive Termination, or (iii) upon expiration of the Term of Employment following the Company's having given a notice of non-extension of the Term of Employment, the Company will pay a pro-rata share of the incentive payment if the Company was ahead of target at the time of the termination. However, the Parties understand and agree that no such plan is yet in existence, that such plan may never be in existence, and that this provision shall not be construed as creating any binding obligation on the Company to implement such a plan.

                  8. Employee Benefit Programs. During the Term of Employment, the Executive shall be eligible to participate in all employee pension and welfare benefit plans and programs made available generally to the Company's senior-level executives (other than those made available only to the CEO) or to its employees generally (on terms consistent, respectively, with those offered to the Company's other

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senior-level executives and/or its employees generally), as such plans or programs may be in effect from time to time, including, without limitation, pension, profit sharing, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any other pension or retirement plans or programs and any other employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans that supplement the above-listed types of plans or programs, whether funded or unfunded.

                  9. Reimbursement of Business and Other Expenses: Perquisites; Vacations.

                           (a) The Executive is authorized to incur reasonable
expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all reasonable business expenses incurred in connection with carrying out the business of the Company and its affiliates, subject to documentation in accordance with the Company's policy.

                           (b) During the Term of Employment, the Company shall
reimburse the Executive for reasonable personal financial (including tax) counseling (other than legal fees) by a firm or consultant to be chosen by the Executive, such reimbursement to be no more than the amount authorized under Company policy in effect from time to time.

                           (c) During the Term of Employment, the Executive
shall be entitled to four weeks' paid vacation per year.

                           (d) Relocation Expenses.

                                    (i) From the Effective Date until such time
as the Executive relocates his residence to the metropolitan area of the Company's headquarters, (but in no event for longer than three months), the Company shall provide to, or reimburse (following receipt of appropriate documentation) the Executive for, temporary housing in the Troy, Michigan area and coach airfare for the Executive for weekend travel home.

                                    (ii) The Executive shall be afforded a
relocation package consisting of the following: (A) reimbursement of reasonable moving expenses, including an amount equal to $7,500 for the purpose of covering incidental moving expenses; (B) reimbursement of reasonable travel expenses incurred by the Executive's spouse for the purpose of searching for a permanent residence in the area of Company headquarters; (C) Company assistance with the sale of the Executive's current residence in accordance with the Company's executive relocation program; and (D) reimbursement for the closing costs on the purchase of a permanent residence in the area of Company headquarters. In addition, the Executive shall be entitled to be fully grossed up for certain taxes incurred by the Executive as a result of the reimbursements provided under the preceding sentence as provided in the Company's executive relocation program.

                                    (iii) It is understood and agreed that, to
the extent that Executive's prior employer Carrefour agrees to pay for costs associated with Executive's relocation akin to those described in subparagraphs 9(d)(i) or 9(d)(ii) of this Agreement, then Executive will not seek duplicate benefits from Company or be reimbursed by Company for such costs.

                                    (iv) In further consideration of Executive's
relocation, within three (3) months after the Effective Date, the Company shall provide the Executive with a $100,000 payment to cover other expenses associated with relocation, family travel, and all other expenses associated with the transition.

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                  10. Termination of Employment.

                           (a) Termination Due to Death. In the event the
Executive's employment is terminated due to his death, his estate or his beneficiaries as the case may be, shall be entitled to the following:

                                    (i) Base Salary through the date of death;

                                    (ii) an amount equal to a prorated annual
         incentive award for the year in which death occurs, based on the actual performance for such year, the amount of which prorated bonus, if any, shall be determined and paid promptly following the end of the year to which such bonus relates;

                                    (iii) the balance of any annual or long-term
         cash incentive awards (if any) earned (but not yet paid) pursuant to the terms of the applicable programs;

                                    (iv) any amounts earned, accrued or owing to
         the Executive but not yet paid under this Agreement; and

                                    (v) other or additional benefits in
         accordance with applicable plans and programs of the Company or its affiliates.

                           (b) Termination Due to Disability. In the event the
Executive's employment is terminated due to his Disability, he shall be entitled in such case to the following:

                                    (i) Base Salary through the date of
         termination;

                                    (ii) through the Company's long-term
         disability plans or otherwise, an amount equal to 60% of the Base Salary for the period beginning on the date of termination through the Executive's attainment of age 65;

                                    (iii) an amount equal to a prorated annual
         incentive award for the year in which termination due to Disability occurs, based on the actual performance for such year, the amount of which prorated bonus, if any, shall be determined and paid promptly following the end of the year to which such bonus relates;

                                    (iv) the balance of any annual or long-term
         cash incentive awards (if any) earned (but not yet paid) pursuant to the terms of the applicable programs;

                                    (v) any amounts earned, accrued or owing to
         the Executive but not yet paid under this Agreement; and

                                    (vi) other or additional benefits in
         accordance with applicable plans and programs of the Company or its affiliates.

         In no event shall a termination of the Executive's employment for Disability occur unless the Party terminating his employment gives written notice to the other Party in accordance with Section 17 below.

                           (c) Termination by the Company for Cause. In the
event the Company terminates the Executive's employment for Cause, he shall be entitled to:

                                    (i) Base Salary through the date of the
         termination of his employment;

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                                    (ii) the balance of any annual or long-term
         cash incentive awards (if any) earned (but not yet paid) pursuant to the terms of the applicable programs;

                                    (iii) an amount equal to a prorated annual
         incentive award for the year in which such termination occurs, based on the actual performance for such year, the amount of which prorated bonus, if any, shall be determined and paid promptly following the end of the year to which such bonus relates (if the termination occurs during fiscal year 2003, the amount of said bonus shall be paid in full and shall not be pro-rated);

                                    (iv) any amounts earned, accrued or owing to
         the Executive but not yet paid under this Agreement; and

                                    (v) other or additional benefits in
         accordance with applicable plans or programs of the Company or its affiliates;

                                    (vi) a termination for Cause shall not take
         effect unless the provisions of this paragraph (vi) are complied with. The Executive shall be given written notice by the Holding Corp. Board of the intention to terminate him for Cause, such notice (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (B) to be given within six months of the Holding Corp. Board learning of such act or acts or failure or failures to act. The Executive shall have 10 days after the date that such written notice has been given to the Executive in which to cure such conduct, to the extent such cure is possible. If he fails to cure such conduct, the Executive shall then be entitled to a hearing before the Holding Corp. Board. Such hearing shall be held within 15 days of notice to the Company by the Executive, provided he requests such hearing within 10 days of the written notice from the Holding Corp. Board of the intention to terminate his employment for Cause. If, within five days following such hearing, the Executive is furnished written notice by the Holding Corp. Board confirming that the Holding Corp. Board has determined, by majority vote at a meeting of the Holding Corp. Board duly called and held as to which termination of the Executive is an agenda item, that grounds for Cause on the basis of the original notice exist, he shall thereupon be terminated for Cause.

                           (d) Termination Without Cause; Constructive
Termination.

                                    (i) A Constructive Termination shall not
         take effect unless the provisions of this paragraph 10(d)(i) are complied with. The Company shall be given written notice by the Executive of the intention to terminate his employment on account of a Constructive Termination, such notice (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed Constructive Termination is based and
         (B) to be given within six months of the Executive learning of such act or acts or failure or failures to act. The Company shall have 30 days after the date that such written notice has been given to the Company in which to cure such conduct, to the extent such cure is possible.

                                    (ii) In the event the Executive's employment
         is terminated (1) by the Company without Cause (other than due to Disability or death), (2) by reason of a Constructive Termination or
         (3) upon expiration of the Term of Employment following the Company's having given a notice of non-extension of the Term of Employment, the Executive shall be entitled to:

                                             (A) Base Salary through the date of
                  termination of the Executive's employment;

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                                             (B) Base Salary, at the monthly
                  rate in effect on the date of termination of the Executive's employment (or in the event a reduction in Base Salary is the basis for a Constructive Termination, then the Base Salary in effect immediately prior to such reduction), payable over a 12-month period following such termination (the "Severance Period"), provided, however, that if such termination occurs within two years following the Effective Date said monthly Base Salary payments shall continue until the end of the initial Term of Employment (i.e., until no later than October 15, 2006); and provided, further, that, in any event, the Company's obligations under this clause (B) shall be reduced on a dollar-for-dollar basis (but not below zero) to the extent that the Executive earns fees, salary or wages from a subsequent employer (including those arising from self-employment) during the Severance Period;

                                             (C) an amount equal to a prorated
                  annual incentive award for the year in which such termination occurs, based on the actual performance for such year, the amount of which prorated bonus, if any, shall be determined and paid promptly following the end of the year to which such bonus relates;

                                             (D) the balance of any annual or
                  long-term cash incentive awards earned (but not yet paid) pursuant to the terms of the applicable programs;

                                             (E) any amounts earned, accrued or
                  owing to the Executive but not yet paid under this Agreement;

                                             (F) continued participation during
                  the Severance Period in medical, dental, hospitalization and life insurance coverage and in all other employee welfare plans and programs (other than disability plans and programs) in which he was participating on the date of termination; provided, that the Company's obligations under this clause (F) shall be reduced to the extent that the Executive receives similar coverage and benefits under the plans and programs of a subsequent employer; and provided, further, that (x) if the Company determines that the Executive is precluded from continuing his participation in any employee benefit plan or program as provided in this clause on account of his employment status or for any other reason, he shall be provided with the after-tax economic equivalent of the benefits provided under the plan or program in which he is unable to participate for the period specified in this clause
                  (F) of this Section 10(d); (y) the economic equivalent of any benefit foregone shall be deemed to be the lowest cost that would be incurred by the Executive in obtaining such benefit herself on an individual basis through payment of COBRA continuation coverage premiums or by other means, and (z) payment of such after-tax economic equivalent shall be made quarterly in advance;

                                             (G) all Restricted Stock granted to
                  the Executive shall become fully vested and the restrictions thereon, as set forth in Section 5, shall lapse; and

                                             (H) other or additional benefits in
                  accordance with applicable plans and programs of the Company or its affiliates.

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         The Executive agrees to notify the Company immediately upon subsequent employment (including self-employment) so that the Company may determine and administer the offsets provided under subparagraphs (B) and (F) of this Section 10(d)(ii).

                           (e) Voluntary Termination. In the event of a
termination of employment by the Executive on his own initiative, other than a termination due to death or Disability or a Constructive Termination, the Executive shall have the same entitlements as provided in Section 10(c) above for a termination for Cause. A voluntary termination under this Section 10(e) shall be effective upon 30 days' prior written notice to the Company and shall not be deemed a breach of this Agreement.

                           (f) Mitigation; No Offset. In the event of any
termination of employment under this Section 10, the Executive shall be obligated to seek other employment. There shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain except as specifically provided in this Section 10.

                           (g) Nature of Payments. Any amounts due under this
Section 10 are in the nature of severance payments considered to be reasonable by the Company. Failure to qualify for any such payment is not in the nature of a penalty.

                           (h) Exclusivity of Severance Payments. Upon
termination of the Executive's employment during the Term of Employment, he shall not be entitled to any payments or benefits from the Company or its affiliates, other than as provided herein, or any payments by the Company or its affiliates on account of any claim by him of wrongful termination, including claims under any federal, state or local human and civil rights or labor laws, other than the payments and benefits provided hereunder, except for any benefits which may be due under any employee benefit plan of the Company or its affiliates which provides benefits after termination of employment (as set forth above and incorporated herein).

                           (i) Non-competition. The Executive agrees that any
right to receive any payments and/or benefits hereunder, other than Base Salary and/or any pension, and/or any other compensation already earned by the Executive and required to be paid by state law other than under this Agreement, will cease and be immediately forfeited if the Executive breaches the provisions of Section 11. The Executive agrees that any violation of the provisions of
Section 11 will result in the immediate forfeiture of any rights to exercise or receive stock options or restricted stock. The foregoing is in addition to the rights of the Company under Section 11.

                           (j) Release of Claims. As a condition of the
Executive's entitlement to the payment and/or delivery of any of the severance rights and benefits provided in this Section 10 (other than in the event of the Executive's death), the Executive shall be required to execute and honor a release of claims in the form reasonably requested by the Company.

                           (k) Termination at Will. Notwithstanding anything
herein to the contrary, the Executive's employment with the Company is terminable at will with or without Cause; provided, however, that a termination of the Executive's employment shall be governed in accordance with the terms hereof.

                  11. Restrictive Covenants.

                           (a) Non-Compete. By and in consideration of the
substantial compensation and benefits provided by the Company hereunder, and further in consideration of the Executive's exposure to the proprietary information of the Company and its affiliates, the Executive agrees that he shall not, during the Term of Employment and for a period ending 12 months following termination of employment for any reason, directly or indirectly own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of or be connected in any manner, including, but not limited to, holding the positions of officer, director, shareholder, consultant, independent contractor, employee, partner, or investor, with any Competing Enterprise; provided, however, that the Executive may invest in stocks, bonds or other securities of any corporation or other entity (but without participating in the business

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thereof) if such stocks, bonds, or other securities are listed for trading on a national securities exchange or NASDAQ-National Market and the Executive's investment does not exceed 1% of the issued and outstanding shares of capital stock, or in the case of bonds or other securities, 1% of the aggregate principal amount thereof issued and outstanding. For purposes of this Section 11, "Competing Enterprise" shall mean any and/or all of the following: (i) Albertson's Inc., American Retail Group, Inc., Carrefour se, Fleming Companies, Inc., Kohl's Corporation, The May Department Store Company, J.C. Penny Company, Royal Ahold, Safeway, Inc., Sears, Roebuck and Co., ShopKo Stores, Inc., Supervalue Inc., Target Corp., The Home Depot, Inc., Toys R Us Inc., TJX Companies, Inc., and Wal-Mart Stores, Inc., and any of their parents and/or subsidiaries that are engaged in retail operations, and/or (ii) an entity or enterprise whose business is in competition with the business of the Company which operates retail stores selling general merchandise and/or food if at least 10 of such stores have an area of 50,000 or more square feet and at least 10 of such stores with 50,000 or more square feet are within 25 miles of any one or more Kmart stores.

                           (b) Nonsolicitation. By and in consideration of the
substantial compensation and benefits to be provided by the Company and its affiliates hereunder, and further in consideration of the Executive's exposure to the proprietary information of the Company and its affiliates, the Executive agrees that he shall not, during the Term of Employment and for a period of 12 months following termination of employment for any reason, without the express prior written approval of the Company, (i) directly or indirectly, in one or a series of transactions, recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, supplier, agent, representative or any other person which has a business relationship with the Company or any of its subsidiaries or affiliates, or had a business relationship with the Company or any of its subsidiaries or affiliates within the 24-month period preceding the date of the incident in question, to discontinue, reduce or modify such employment, agency or business relationship with the Company or such subsidiary(ies) or affiliate(s), or (ii) directly or indirectly, employ or seek to employ (including through any employer of the Executive) or cause any Competing Enterprise to employ or seek to employ any person or agent who is then (or was at any time within six months prior to the date the Executive or the Competing Enterprise employs or seeks to employ such person) employed or retained by the Company or any of its subsidiaries or affiliates.

                           (c) Confidential Information. During the Term of
Employment and at all times thereafter, Executive agrees that he will not divulge to anyone or make use of any Confidential Information except in the performance of his duties as an executive of Holding Corp. or the Company or when legally required to do so (in which case the Executive shall give prompt written notice to the Company in order to allow the Company the opportunity to object or otherwise resist such disclosure). "Confidential Information" shall mean any knowledge or information of any type relating to the business of the Company or any of its subsidiaries or affiliates, as well as any information obtained from customers, clients or other third parties, including, without limitation, all types of trade secrets and confidential commercial information. The Executive agrees that he will return to the Company, immediately upon termination, any and all documents, records or reports (including electronic information) that contain any Confidential Information. Confidential Information shall not include information (i) that is or becomes part of the public domain, other than through the breach of this Agreement by the Executive or (ii) regarding the business or industry of the Company or any of its subsidiaries or affiliates properly acquired by the Executive in the course of his career as an executive in the Company's industry and independent of the Executive's employment by the Company. The Executive acknowledges that the Company and its affiliates have expended, and will continue to expend, significant amounts of time, effort and money in the procurement of its Confidential Information, that the Company and its affiliates have taken all reasonable steps in protecting the secrecy of the Confidential Information, that said Confidential Information is of critical importance to the Company and its affiliates.

                           (d) Non-Disparagement. The Parties agree that, during
the Term of Employment and thereafter (including following the Executive's termination of employment for any reason): (i) the Executive will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or any subsidiary or affiliate or their respective officers, directors, employees, advisors, businesses or reputations; and (ii) the officers of the Company will not make any statements or representations or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Executive. Notwithstanding the foregoing, nothing in this Agreement shall preclude either the Executive or the Company from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

                           (e) Cooperation. The Executive agrees to cooperate
with the Company, during the Term of Employment and thereafter (including following the Executive's termination of employment for any reason), by being reasonably available to testify on behalf of the Company or any subsidiary or affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any subsidiary or affiliate, in any such action, suit or proceeding, by providing information and meeting and consulting with the Holding Corp. Board or the Board or their representatives or counsel, or representatives or counsel to the Company, or any subsidiary or affiliate, as reasonably requested. The Company agrees to reimburse the Executive for all expenses actually incurred in connection with his provision of testimony or assistance (including attorneys' fees incurred in connection therewith) upon submission of appropriate documentation to the Company.

                           (f) Remedies. The Executive agrees that any breach of
the terms of this Section 11 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of said breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, remedies available under this Agreement and the recovery of damages. The Executive and the Company further agree that the provisions of the covenant not to compete are reasonable. Should a court or arbitrator determine, however, that any provision of the covenant not to compete is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenant shall be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.

                           (g) Continuing Operation. The provisions of this
Section 11 shall survive any termination of this Agreement and the Term of Employment, and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section.

                           (h) Notice to Employer. The Executive agrees that as
long as the provisions of Section 11(a) or 11(b) continue to bind the Executive, he will provide written notice of the terms and provisions of this Section 11 to any prospective employer.

                  12. Indemnification.

                           (a) The Company agrees that if the Executive is made
a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director or employee of the Company or any of its affiliates or is or was serving at the request of the Company as a director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive's alleged action in an official capacity while serving as a director, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or resolutions of the Board or, if greater, by the laws of the State of Michigan against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, employee or agent of the Company or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a

Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

                           (b) Neither the failure of the Company (including the
Board or the Holding Corp. Board or their respective independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by the Executive under Section 12(a) above that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including the Board or the Holding Corp. Board or their respective independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

                           The Company agrees to continue and/or maintain a
directors and officers' liability insurance policy covering the Executive to the same extent the Company provides such coverage for its other executive officers and directors and for not less than the amounts in effect for its other executive officers and directors.

                  13. Assignability; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale or reorganization transaction as described in the preceding sentence, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as otherwise provided herein.

                  14. Miscellaneous Provisions.

                           (a) This Agreement contains the final and entire
understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior representations, agreements, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

                           (b) No provision in this Agreement may be amended
unless such amendment is authorized by the Holding Corp. Board or the Committee and agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

                           (c) In the event that any provision or portion of
this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

                           (d) The respective rights and obligations of the
Parties hereunder shall survive any termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

                           (e) The Executive shall be entitled, to the extent
permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

                           (f) All amounts required to be paid by the Company
shall be subject to reduction in order to comply with applicable Federal, state and local tax withholding requirements, except as otherwise provided herein.

                           (g) The headings of the sections contained in this
Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

                           (h) This Agreement may be executed in two or more
counterparts.

                           (i) Notwithstanding any provision of this Agreement
to the contrary, any action to be taken by the Board shall require the concurrence of the Holding Corp. Board.

                  15. Governing Law/Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Michigan without reference to principles of conflict of laws. Subject to Section 16, the Company and the Executive hereby consent to the jurisdiction of any or all of the following courts for purposes of resolving any dispute under this
Agreement: (i) the United States District Court of Detroit, Michigan or (ii) the State of Michigan Courts of Oakland County, Michigan. The Company and the Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and the Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or the Executive may now or hereafter have to such jurisdiction and any defense of inconvenient forum.

                  16. Resolution of Disputes. Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration, to be held in the metropolitan area of Company headquarters in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. All costs and expenses of any arbitration or court proceeding (including fees and disbursements of counsel) shall be borne by the respective Party incurring such costs and expenses, but the Company shall reimburse the Executive for such reasonable costs and expenses in the event he substantially prevails in such arbitration or court proceeding. Notwithstanding the foregoing, the Company shall be entitled to seek equitable relief pursuant to Section 11(f) hereof in a Court of competent jurisdiction without otherwise waiving the right to exclusive arbitration of all other disputes.

                  17. Notices. Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

                  If to the Company:     Kmart Management Corporation
                                         3100 West Big Beaver Road
                                         Troy, MI 48084-3163
                                         Attention: Chief Executive Officer

                  With a copy to:        James E. Defebaugh, Esquire
                                         Senior Vice President, Deputy General
                                           Counsel & Chief Compliance Officer

                                         Kmart Management Corporation
                                         3100 W. Big Beaver Road
                                         Troy, MI 48084

                  If to the Executive:

                  With a copy to:

                  18. Approvals. Except with respect to the Company's obligations under Section 9(d), the effectiveness of this Agreement shall be subject to the approval of this Agreement by the Holding Corp. Board. The Company agrees to seek such approval no later than the first meeting of the Board that takes place following the Effective Date. Absent such approval by the Holding Corp. Board, this Agreement shall not be effective except with respect to the Company's obligations under Section 9(d).

                  19. Additional Payments. If any payment or benefit received or to be received by the Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or any affiliate) (all such payments and benefits, excluding the Gross-Up Payment (as hereinafter defined), being hereinafter called "Total Payments") will be subject (in whole or part) to any excise tax (the "Excise Tax") imposed under section 4999 of the Internal Revenue Code of 1986, as amended, then the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first set forth above.

                                               KMART MANAGEMENT CORPORATION

                                               By: /s/ Julian C. Day
                                                   -------------------------
                                               Title: Chief Executive Officer

                                                      /s/ Bruce Johnson
                                                      --------------------